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Merrill Lynch & Co., Inc.

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MERRILL LYNCH & CO., INC.
The Proposals
Compensation Process
Compensation Objectives
2006 Achievements
Merrill Lynch 2006 Results
Comments On Proposal #2
Comments On Proposal #3

MERRILL LYNCH & CO., INC. 2007 ANNUAL MEETING OF SHAREHOLDERS Perspective on Two Shareholder Proposals: #2 - Shareholder Ratification of Executive Compensation #3 - Increase Use of Performance Shares April 2007

The Proposals Merrill Lynch has received the following compensation-related shareholder proposals: Shareholder Proposal #2 would require annual shareholder ratification of executive compensation. Shareholder Proposal #3 would require a significant portion of annual equity awards to be made in performance shares. For the reasons described herein, we urge you to vote AGAINST the adoption of shareholder proposals 2 and 3.

Compensation Process The Management Development and Compensation Committee (MDCC), comprised entirely of independent directors, is responsible for determining and approving compensation for the Chief Executive and other executives. Executive compensation is determined by the MDCC based upon its assessment of performance against financial, strategic and leadership objectives which are approved by the MDCC at the beginning of each year. Financial objectives may be absolute, such as exceeding targeted objectives based on the Company's operating plan, or relative, such as achieving objectives benchmarked against the performance of our Peer Group. Please see "Compensation Discussion and Analysis" in our 2007 Proxy Statement for more information.

Compensation Objectives We pay for performance - Our annual compensation programs emphasize the variable component of compensation and compensate executives based on individual, business unit and Company-wide performance measured against pre-determined objectives. We use stock awards to foster retention and alignment - 60% of annual pay for our executives is paid in stock awards subject to vesting requirements to promote retention and alignment with shareholders. We pay competitively - the securities industry is highly competitive in the recruitment and retention of top talent. We offer compensation opportunities that are comparable to those of our competitors so that we can attract, retain and motivate executives and key employees essential to our success.

2006 Achievements In 2006 Merrill Lynch achieved the most successful year in its history: We reported record full year net revenues, net earnings and earnings per diluted share: Net revenues were $34.7 billion, up 33% from 2005 Net earnings were $7.5 billion, up 47% from 2005 Diluted EPS increased to $7.59, up 47% from 2005 Return on equity increased by 5.3 percentage points to 21.3% Our stock price increased 37.5% during the year and we announced a 40% dividend increase in January 2007

Merrill Lynch 2006 Results Competitor Comparison ($ billions) All amounts are stated on an as-reported basis, with rankings based on the nearest tenth of a billion or whole percentage. Competitors include GS, MS (continuing operations), LEH and BSC. * Ranking is a tie with MS at 47%.

Comments On Proposal #2 (Shareholder Ratification) Rather than advocating a broad based application of the shareholder ratification practice (as in the UK), the proponent has introduced the proposal at a limited number of US companies, including Merrill Lynch. There is intense competition for talented financial professionals both within our industry and from new sources of opportunity such as hedge funds and private equity firms. We believe that adoption of the proposal at Merrill Lynch alone could put us at a competitive disadvantage in attracting and retaining superior executives and producers. For these reasons, we urge you to vote AGAINST Shareholder Proposal #2 - a similar proposal was defeated by our shareholders at last year's annual meeting.

Comments On Proposal #3 (Use Performance Vesting Shares) Our compensation programs emphasize pay-for-performance by paying more than 95% of total annual compensation in the form of an annual bonus tied directly to the achievement of individual, business unit and overall Company performance measured against pre-established objectives. Instead of paying the bonus all in cash, we deliver 60% of total annual compensation to our executives as stock awards that vest over a four-year period - we also require our executives to retain 75% of the net after-tax value of their equity holdings on an annual basis. These practices (i) emphasize stock ownership to support alignment with shareholders in a business that involves taking risk in volatile financial markets and (ii) support retention of key executives in the face of competitive pressure.

Comments on Proposal #3 (Use Performance Vesting Shares) Stock awards are fundamentally part of annual pay for performance in the prior fiscal year - tying a large portion of the awards to an additional future financial measure, as suggested in the proposal, amounts to a requirement to "earn it again". Such a requirement could lead to the departure of key employees in light of the competitive environment in our industry. Awards based upon future performance typically need to be incremental to an industry competitive bonus or provide significant upside potential to offset the risk of loss. Overemphasizing performance awards can have unintended consequences - if awards perform poorly, may have to increase current compensation to respond to competition, while exceptional performance could lead to a windfall.

Comments on Proposal #3 (Use Performance Vesting Shares) In addition, in 2006, Merrill Lynch took industry leadership on performance-based equity awards with the introduction of the Managing Partners Incentive Program (MPP), designed to increase annual return on equity (ROE) for our 2006, 2007 and 2008 fiscal years over 2005 ROE. In its first year, the MPP helped drive an ROE increase of more than 5 percentage points. We continue to explore approaches to providing incentives for long-term objectives through performance-based programs. However, we believe it is essential that the MDCC retain the flexibility to design and implement competitive compensation programs that enable us to attract and retain the executives necessary for our success - therefore we urge you to vote AGAINST Shareholder Proposal #3.